Exhibit 10.3

Neither this document, nor any stock option agreement connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Bazaarvoice, Inc. 2012 Equity Incentive Plan (the “Sub-Plan”). The Sub-Plan is exclusively available to bona fide employees and former employees of Bazaarvoice, Inc, Bazaarvoice Limited and any other UK Subsidiary.

UK SUB-PLAN TO THE

BAZAARVOICE, INC.

2012 EQUITY INCENTIVE PLAN

Additional Terms and Conditions for Options awarded to Participants resident in the UK

1.	The purpose of this Sub-Plan is to provide incentives for present and future UK tax resident employees of Bazaarvoice, Inc., Bazaarvoice Limited and any other UK Subsidiary over shares of Common Stock of Bazaarvoice, Inc. (the “Company”).

2.	Capitalized terms are defined in the Company’s 2012 Equity Incentive Plan (the “Plan”), subject to the provisions of this Sub-Plan.

3.	References to Incentive Stock Options and Nonstatutory Stock Options shall not apply to Options granted under the Sub-Plan.

4.	The Options granted under this Sub-Plan shall be designated as Unapproved Options.

5.	This Sub-Plan is governed by the Plan and all its provisions shall be identical to those of the Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

6.	SECTION 1. Purposes of the Plan.

The words “, directors and Consultants” shall be deleted from the second bullet point.

The words “Incentive Stock Options, Nonstatutory Stock” shall be deleted from the final sentence of this section.

A footnote shall be inserted after “Performance Shares” as follows: “Specific UK securities laws advice must be taken where Restricted Stock is acquired by Participants other than on exercise of an Option.”

7.	SECTION 2. Definitions.

The following definitions shall be deleted:

“Consultant”; “Incentive Stock Option”; “Nonstatutory Stock Option” and “Outside Director”.

The following definitions shall be added:

“Award Tax Liability” means any liability or obligation of the Company and/or any Subsidiary to account (or pay) for income tax (under the UK withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the vesting, assignment, release, cancellation or any other disposal of a Restricted Stock Unit or arising out of the acquisition, retention and disposal of the Shares acquired under this Plan.

“Data” means certain personal information about the Participant, including but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any stock, units or directorships held in the Company or any Subsidiary, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Participant’s favour.

“Data Recipients” means third parties assisting the Company in the implementation, administration, and management of the Plan.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HM Revenue & Customs for the transfer of the whole of or any liability of the Secondary Contributor for any Secondary NIC Liability.

“Option Tax Liability” means any liability or obligation of the Company and/or any Subsidiary to account (or pay) for income tax (under the UK withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance Contributions in the United Kingdom to the extent arising from the grant, exercise, assignment, release, cancellation or any other disposal of an Option or arising out of the acquisition, retention and disposal of the Shares acquired under this Plan.

“Personal Representative” means the personal representative(s) of a Participant (being either the executors of his will or if he dies intestate the duly appointed administrator(s) of his estate) who have provided to the Board evidence of their appointment as such.

“Secondary Contributor” means a person or company who has a liability to account (or pay) the Secondary NIC Liability to HM Revenue & Customs.

“Secondary NIC Liability” means any liability to employer’s Class 1 National Insurance Contributions to the extent arising from the grant, exercise, release or cancellation of an Option or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to an Option.

“Section 431 Election” means an election made under section 431 of ITEPA.

“Taxable Event” means any occasion on which an Option Tax Liability or Award Tax Liability or Secondary NIC Liability arises in connection with an Option or a Restricted Stock Unit or any award of Stock under it.

“UK Subsidiary” means a Subsidiary of the Company which is incorporated in the UK.

“Unapproved Option” means an Option over shares in the Company that is neither HM Revenue & Customs approved company share option (under Schedule 4 ITEPA) nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.

“US Plan” means the Bazaarvoice, Inc. 2012 Equity Incentive Plan.

The following definitions shall be amended to read as follows:

“Award” means, individually or collectively, a grant under the Plan of Unapproved Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

“Disability” means total and permanent disability as defined in the Section 22(e)(3) of the Code, provided that in the case of Awards, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

“Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Plan” means this UK Sub-Plan to the Bazaarvoice, Inc. 2012 Equity Incentive Plan.

“Service Provider” means an Employee.

8.	SECTION 3. Stock Subject to the Plan.

The first sentence of Subsection (a) shall be amended to read as follows:

“Stock Subject to the Plan. Subject to the provisions of Section 13 of the US Plan (together with the Plan), the maximum aggregate number of Shares that may be issued under the Plan is 4,313,274 Shares.”

The last sentence of Subsection (c) shall be deleted.

9.	SECTION 4. Administration of the Plan.

The wording in brackets in Subsection (b)(ix) shall be deleted.

10.	SECTION 5. Eligibility

This section shall be amended to read: “Unapproved Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers.”

11.	SECTION 6. Stock Options.

Subsection (a) shall be amended to read as follows:

“Limitations. Each Option will be designated in the Award Agreement as an Unapproved Option.”

Subsection (b) shall be amended to read as follows:

“Term of Option. The term of each Option will be stated in the Award Agreement.”

Subsection (c)(i)(1)(A) and subsection (c)(i)(1)(B) shall be deleted.

Subsection (c)(i)(2) shall be amended to read as follows:

“In the case of an Unapproved Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.”

The second sentence of subsection (e)(iii) (Option Exercise Price and Consideration: Form of Consideration) shall be deleted, as shall the words “(3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion”.

The word “check” will be replaced with “cheque” where it appears in this subsection.

In subsection (d)(i) (Exercise of Option: Procedure for Exercise: Rights as a Stockholder), the words “together with the signed Joint Election and the signed Section 431 Election, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any Option Tax Liability and any Secondary NIC Liability)” shall be inserted after “from the person entitled to exercise their Option”.

The words “or, if requested by the Participant, in the name of the Participant and his or her spouse” shall be deleted and replaced with the word “only”.

Subsection (d)(iv) (Exercise of Option: Death of Participant) shall be amended in the following manner:

The words:

“designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution”

shall be deleted and replaced with “Personal Representative only”.

12.	SECTION 7. Restricted Stock

The words “Specific UK securities laws and tax advice must be taken where Restricted Stock is acquired by Participants other than on exercise of an Option.” shall be added to this section and emphasised in bold.

13.	SECTON 10. Performance Units and Performance Shares.

In subsection (c) the words “applicable federal or state securities laws” shall be deleted and replaced with the words “any applicable laws”.

14.	SECTION 11. Leaves of Absence/Transfer Between Locations.

The third and fourth sentences of this section shall be deleted

15.	SECTION 12. Transferability of Awards.

The words “by will or by the laws of descent and distribution” shall be deleted, and replaced with “on the Participant’s death only to the Participant’s Personal Representative”.

The final sentence of this subsection shall also be deleted

16.	SECTION 13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

Subsection (d) (Outside Director Awards) shall be deleted in its entirety.

17.	SECTION 14. Tax.

Subsection (a) (Withholding Requirements) and subsection (b) (Withholding Arrangements) shall be deleted and replaced with:

“Withholding Obligations. In the event that the Company or any Subsidiary determines that it is required to account to HM Revenue & Customs for any Award Tax Liability or Option Tax Liability or Secondary NIC Liability arising from the grant, exercise, assignment, vesting, release, cancellation or any other disposal of an Option or a Restricted Stock Unit or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to an Option or a Restricted Stock Unit, the Participant, as a condition to the issue of Shares in connection with the exercise of an Option, the vesting of a Restricted Stock Unit or on the grant, assignment, release or cancellation of an Option or a Restricted Stock Unit, shall make such arrangements satisfactory to the Company to enable it or any Subsidiary to satisfy any requirement to account for any Award Tax Liability or Option Tax Liability (and, if applicable, any Secondary NIC Liability) that may arise in connection with the Option or the award of Shares pursuant to it including, but not limited to, arrangements satisfactory to the Company for withholding Shares that would otherwise be issued to the Participant.”

18.	SECTION 15. No Effect on Employment or Service.

The words “with or without cause,” shall be deleted.

19.	SECTION 17. Term of Plan.

This section shall be amended to read as follows:

“The Plan will become effective upon its adoption by the Board. The Plan will terminate automatically on the termination of the US Plan, unless terminated earlier under Section 17 of the Plan.”

20.	SECTION 18. Amendment and Termination of the Plan.

Subsection (b) (Stockholder Approval.) shall be deleted in its entirety.

22.	SECTION 21. Stockholder Approval.

This section shall be deleted in its entirety.